UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2023

Citius Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

001-38174	27-3425913
(Commission File Number)	(IRS Employer Identification No.)

11 Commerce Drive, 1st Floor, Cranford, NJ	07016
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (908) 967-6677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	CTXR	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 3, 2023, Citius Pharmaceuticals, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors for the issuance and sale, in a registered direct offering by the Company (the “Offering”), of 12,500,001 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) and warrants (the “Warrants”) to purchase up to 12,500,001 shares of common stock. The Shares and Warrants were sold at a combined offering price of $1.20. The Offering closed on May 8, 2023.

The Warrants have an exercise price equal to $1.50, will be exercisable six months from the date of issuance, and will expire five years from the date of issuance.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the Offering. In connection with the Offering, the Company agreed to pay Wainwright a cash fee of approximately $1,050,000. The Company agreed to also reimburse Wainwright $50,000 for fees and expenses of legal counsel, $35,000 for non-accountable expenses and $15,950 for a clearing fee. In addition, the Company has agreed to grant placement agent warrants to Wainwright, or its designees, to purchase up to 875,000 shares of the common stock (the “Placement Agent Warrants”). The terms of the Placement Agent Warrants are substantially the same as the terms of the Warrants, except as required by FINRA.

The gross proceeds to the Company from the Offering were approximately $15 million, before deducting placement agent fees and other offering expenses payable by the Company. The Company anticipates using the net proceeds from the Offering for general corporate purposes, including pre-clinical and clinical development of our product candidates and working capital and capital expenditures.

The Purchase Agreement contains representations, warranties and covenants made by the Company that are customary for transactions of this type. In addition, pursuant to the Purchase Agreement, the Company agreed for a period of 60 days following the closing of the Offering not to issue, enter into an agreement to issue or announce the issuance or proposed issuance of the shares or any other securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to certain exceptions. The Company has also agreed for a period of one year following the closing date of the Offering not to (i) issue or agree to issue new equity or debt securities convertible into, or exercisable or exchangeable for, shares at a conversion price, exercise price or exchange price which floats with the trading price of the shares or which may be adjusted after issuance upon the occurrence of certain events or (ii) enter into any agreement, including an equity line of credit, whereby the Company may issue securities at a future-determined price, subject to certain exceptions.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-255005), which was previously declared effective by the Securities and Exchange Commission (the “SEC”) on April 16, 2021, as supplemented by the prospectus supplement filed with the SEC on May 5, 2023.

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the purchasers and customary indemnification rights and obligations of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The foregoing descriptions of the Purchase Agreement, the Warrants and Placement Agent Warrants do not purport to be complete and are subject to, and qualified by, the full text of such documents, copies of which are filed as Exhibits 10.1, 4.1 and 4.2, respectively, to this Report and are incorporated by reference herein. The opinion of the Company’s counsel regarding the validity of the shares issued in the Offering is filed herewith as Exhibit 5.1.

Item 8.01 Other Events.

On May 4, 2023, we issued a press release announcing the pricing of the Offering described in Item 1.01 of this Report. On May 8, 2023, we issued a press release announcing the closing of the Offering described in Item 1.01 of this Report. A copy of the press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, to this Report and are hereby incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit
No.	Description
4.1	Form of Warrant issued May 8, 2023.
4.2	Form of Placement Agent Warrant issued May 8, 2023.
5.1	Opinion of Wyrick Robbins Yates & Ponton, LLP.
10.1	Form of Securities Purchase Agreement, dated May 3, 2023, by and between Citius Pharmaceuticals, Inc. and the purchasers signatory thereto.
23.1	Consent of Wyrick Robbins Yates & Ponton, LLP (included in Exhibit 5.1).
99.1	Press Release dated May 4, 2023.
99.2	Press Release dated May 8, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIUS PHARMACEUTICALS, INC.

Date: May 8, 2023	/s/ Leonard Mazur
Leonard Mazur
Chairman and Chief Executive Officer

3